Exhibit 10.3

PERFORMANCE UNIT AGREEMENT

[Company] (the “Global Affiliate”) confirms that, on [date], [year] (the “Grant Date”), you were granted [amount in words] ([number]) Performance Units under the MetLife International Performance Unit Incentive Plan (the “Plan”), and approves and ratifies such grant. Your Performance Units are subject to the terms and conditions of this Performance Unit Agreement (this “Agreement”) and of the Plan (which is incorporated in this Agreement by reference). Any payment due under this Agreement may be made by any one or more Affiliates (each such Affiliate(s) making any such payment will be known as a “Paying Affiliate”).

1. Standard Performance Terms.

(a) The terms of this Section 1 shall be referred to as the “Standard Performance Terms” and will apply to your Performance Units except in so far as Sections 2 or 3 apply.

(b) The Performance Period for your Performance Units will begin on January 1, [year] and end on the December 31 immediately preceding the third anniversary of the beginning of the Performance Period. The Administrator will determine your Final Performance Units in accordance with this Section 1 (your “Final Performance Units”). Each Final Performance Unit will be paid in cash equal to the Closing Price of Common Stock on the date designated by the Administrator following the last day of the Performance Period. Your Final Performance Units will be due and payable in cash at the time specified in Section 8.

(c) If the Committee determines in writing that the Company met one or more of the Section 162(m) Goals, then you will be eligible for a payment of up to 175% of your Performance Units. Notwithstanding any other terms of this Agreement, your payment may not exceed this amount. The “Section 162(m) Goals” shall be the following:

(1) Positive Company Adjusted Income for the Performance Period.

(2) Positive Company Adjusted Income for the third calendar year of the Performance Period.

(3) Positive Company Total Shareholder Return for the Performance Period. .

(4) Positive Company Total Shareholder Return for the third calendar year of the Performance Period.

(5) For purposes of this Section 1(c), the following definitions shall apply:

(a) “Adjusted Income” means income from continuing operations before provision for income tax, excluding net investment gains (losses) (determined in accordance with Section 3(a) of Article 7.04 of SEC Regulation S-X), which includes total net investment gains (losses) and net derivatives gains (losses).

(b) “Total Shareholder Return” means the change (plus or minus) from the Initial Closing Price to the Final Closing Price, plus dividends (if any) actually paid on Shares on a reinvested basis during the applicable period. “Initial Closing Price” means the average

Closing Price for the twenty (20) trading days prior to the first day of the applicable period. “Final Closing Price” means the average Closing Price for the twenty (20) trading days prior to and including the final day of the applicable period.

(d) If, under Section 1(c), you are eligible for a payment, the Committee will determine your Final Performance Units by multiplying your Performance Units by the “Final Performance Factor.” The Final Performance Factor means a percentage (from zero to 175%) determined by the Committee in its discretion. In exercising its discretion, the Committee may consider the average of two performance factors (each from zero to 175%), described in (1) and (2) below, subject to the cap determined by (3) below, if applicable, or such other considerations as it finds appropriate.

(1) The first performance factor will be based on the Company’s annual performance during the Performance Period with respect to Operating Return on Equity compared to its three-year business plan, as determined by the Committee in its discretion. In exercising its discretion, the Committee may refer to the guidelines in Performance Factor Appendix 1 to this Agreement, or such other considerations as it finds appropriate.

(2) The second performance factor will be based on the Company’s performance with respect to Total Shareholder Return during the Performance Period compared to the Company’s peer companies, as determined by the Committee in its discretion. In exercising its discretion, the Committee may refer to the list of peer companies and guidelines in Performance Factor Appendix 2 to this Agreement, or such other considerations as it finds appropriate.

(3) In determining the Final Performance Factor in its discretion, the Committee may consider whether the Company’s Total Shareholder Return for the Performance Period is zero or less, and if so may, in its discretion, choose to set the Final Performance Factor at the lesser of (a) the average of the percentages determined under Sections 1(d)(1) and (2); or (b) 100%.

2. Changes of Status. For purposes of this Section 2, your transfer among Affiliates, will not be a termination of employment. If a Change of Control occurs prior to any of the events described in this Section 2, any applicable terms of Section 3 will supersede the terms of this Section 2.

(a) Disability. In the event of your qualification for Disability benefits, Section 1 will continue to apply to your Performance Units. Notwithstanding any other terms of this Section 2, if you qualify for Disability benefits no subsequent Termination, other than a Termination for Cause, shall affect your Performance Units.

(b) Death. In the event of your Termination due to your death, each of your Performance Units (without being transformed into Final Performance Units) will be valued at the Closing Price on the date of death and due and payable in cash. Any payment will be made at the time specified in Section 8.

(c) Approved Retirement. In the event of your Termination by reason of an Approved Retirement, Section 1 will continue to apply to your Performance Units. Subject to Section 2.1(e) of the Plan, you do not need special approval from the Administrator for an Approved Retirement.

(d) Termination for Cause. Notwithstanding any other terms of this Section 2, in the event of your Termination for Cause, all of your Performance Units will be forfeited immediately.

(e) Other Terminations. Unless the Administrator determines otherwise, if no other provision of this Section 2 applies, your Performance Units will be forfeited immediately upon your termination of employment unless you are offered a separation agreement by the Company or an Affiliate under a severance program. To the extent you are offered a separation agreement by the Company or an Affiliate, and your separation agreement becomes final by March 15 of the calendar year after the separation agreement is offered to you, your Prorated Performance Units will be due and payable to you. Any payment will be made at the time specified in Section 8. The number of your “Prorated Performance Units” will be determined by dividing the number of calendar months in the Performance Period that have ended as of the end of the month of the termination of your employment by thirty-six (36), multiplying the result by the number of your Performance Units, and rounding to the nearest whole number, and, if you were subject to the reporting requirements of Section 16 of the United States Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto (the “Exchange Act”), or were an “executive officer” of the Company under the Exchange Act and the rules promulgated thereunder, at any time during the Performance Period, further multiplying the result by the lesser of 100% or the Performance Factor; provided, however, that if the date of the termination of your employment is prior to the first anniversary of the beginning of the Performance Period, then the number of your Prorated Performance Units shall be zero (0). Payment for each of your Prorated Performance Units will be made in cash at a value equal to the Closing Price on the Grant Date and shall be rounded to the nearest US one-hundred dollars (US$100.00) in value; provided, however, that if you were subject to the reporting requirements of Section 16 of the Exchange Act, or were an “executive officer” of the Company under the Exchange Act and the rules promulgated thereunder, at any time during the Performance Period, payment for each of your Performance Units will be made in cash at a value equal to the lesser of the Closing Price on the Grant Date or the Closing Price on the date the Performance Factor is determined, and shall be rounded to the nearest US one-hundred dollars (US$100.00) in value. If your separation agreement does not become final, your Performance Units will be forfeited.

3. Change of Control.

(a) If any of the events described in Section 2 occurs prior to a Change of Control, any applicable terms of Section 2 will supersede the terms of this Section 3.

(b) Except as provided in Section 3(c), and unless otherwise prohibited under law or by applicable rules of a national security exchange, if a Change of Control occurs, your Performance Units will be due and payable in the form of cash equal to the number of your Performance Units multiplied by the Change of Control Price. Any payment will be made at the time specified in Section 8.

(c) The terms of Section 3(b) will not apply to your Performance Units if the Committee reasonably determines in good faith, prior to the Change of Control, that you have been granted an Alternative Award for your Performance Units. “Alternative Award” shall have the same meaning as that term under the MetLife, Inc. 2005 Stock and Incentive Compensation Plan. Any such Alternative Award shall not accelerate the timing of payment or otherwise violate Code Section 409A.

4. Nontransferability of Awards. Except as otherwise permitted by the Administrator, you may not sell, transfer, pledge, assign or otherwise alienate or hypothecate any of your Performance Units, other than by will or by the laws of descent and distribution.

5. Estate. Benefits remaining unpaid at your death will be paid to your estate, except as otherwise required by law.

6. Tax Withholding. The Paying Affiliate may withhold amounts it determines are necessary to satisfy tax withhold responsibilities by withholding amounts from payment made under this Agreement, or from other payments due to you to the extent permissible under law, an amount sufficient to satisfy the minimum statutory United States, state, local or other applicable tax withholding requirements. The Paying Affiliate will defer payment until this requirement is satisfied.

7. Adjustments. The Administrator will make appropriate adjustments in the terms and conditions of your Performance Units in recognition of unusual or nonrecurring events affecting the Company or its financial statements as provided in the Plan. The Administrator’s determinations in this regard will be conclusive. No additional Performance Units will be credited to you on the occasion of the payment of any cash dividend on Common Stock or any other payment in connection with such Common Stock.

8. Timing of Payment.

(a) This Agreement is intended to comply with Code Section 409A and shall be interpreted accordingly.

(b) If payment is due and payable under Section 2(b), it will be made upon your death.

(c) If payment is due and payable under Section 2(e), it will be made six (6) months after the termination of your employment (or six (6) months after your “separation from service” under Code Section 409A, if that is a different date); provided, however, that if you were subject to the reporting requirements of Section 16 of the Exchange Act, or were an “executive officer” of the Company under the Exchange Act and the rules promulgated thereunder, at any time during the Performance Period, payment will be made in the calendar year after the end of the Performance Period but in no event earlier than six (6) months after the termination of your employment (or six (6) months after your “separation from service” under Code Section 409A, if that is a different date).

(d) If payment is due and payable under Section 3(b), and the Change of Control that causes payment to be due and payable is a “change of control” as defined under Code Section 409A, such sum shall be paid to you within thirty (30) days of the Change of Control. If payment is due and payable under Section 3(b), and the Change of Control that causes payment to be due and payable is not a “change of control” as defined under Code Section 409A, such sum shall be paid to you at the time determined under Section 8(e).

(e) If payment is due and payable under the Standard Performance Terms, payment will be made in the calendar year after the end of the Performance Period; provided, however, that if you were given the opportunity to defer payment under an applicable deferred compensation plan offered by the Company or an Affiliate and chose to defer payment, then payment will be made at the time determined under that plan.

9. Closing Price. “Closing Price” is defined in the Plan.

10. No Guarantee of Employment. This Agreement is not a contract of employment and it is not a guarantee of employment for life or any period of time. Nothing in this Agreement interferes with or limits in any way the right of the Company or an Affiliate to terminate your employment at any time. This Agreement does not give you any right to continue in the employ of the Company or an Affiliate.

11. Governing Law; Choice of Forum. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware of the United States of America, regardless of the law that might be applied under principles of conflict of laws. Any action to enforce this Agreement or any other action regarding this Agreement must be brought in a court in the State of New York of the United States of America, to which jurisdiction the Administrator, the Global Affiliate, and you consent, to the maximum extent consistent with law.

12. Miscellaneous.

(a) For purposes of this Agreement, “Committee” and “Administrator” includes any direct or indirect delegate of the Committee or Administrator as defined in the Plan or otherwise and (unless otherwise indicated) the word “Section” refers to a Section in this Agreement. “Shares” refer to shares of Common Stock. Any other capitalized word used in this Agreement and not defined in this Agreement, including each form of that word, is defined in the Plan.

(b) Any determination or interpretation by the Administrator pursuant to this Agreement will be final and conclusive. In the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan control. This Agreement and the Plan represent the entire agreement between you and all Affiliates regarding your Performance Units. No promises, terms, or agreements of any kind regarding your Performance Units that are not set forth, or referred to, in this Agreement or in the Plan are part of this Agreement. In the event any provision of this Agreement is held illegal or invalid, the rest of this Agreement will remain enforceable.

(c) Your Performance Units are not Shares and do not give you the rights of a holder of Shares. You will not be credited with additional Performance Units on account of any dividend paid on Shares.

(d) To the extent that that your Units are replaced by an award payable in Shares, the Administrator may, in its discretion, require you at any time to immediately sell such Shares, in which case, the Administrator shall have the authority to issue sales instructions in relation to such Shares on your behalf. No Shares will be issued or no cash will be paid if that issuance or payment would result in a violation of applicable law, including United States securities laws and any other applicable securities laws.

(e) Payment pursuant to your Performance Units is subject to all applicable laws, rules and regulations, and to any approvals by any governmental agencies or national securities exchanges as may be required. The grant of Performance Units to you is not intended to be a public offering of securities, and the Company has not submitted any registration statement, prospectus, or other securities filing with authorities, except where required by law. Your Performance Units have not been, and will not be, reviewed by or registered with any securities authorities, including but not limited to the securities authorities of Argentina. In accordance with Circular 99 of 2001, from Chile’s Superintendence of Securities, the grant of the Performance Units hereunder is not intended to be a public offering of securities in Chile but instead is intended to be a private placement. To the extent that this is a private placement in Chile, the Company has not submitted any registration statement, prospectus or other filings with the local securities authorities, and the Plan is not subject to the supervision of any securities authorities in Chile. This Agreement and all other materials pertaining to your Performance Units have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to this offer. If you have any doubts about any of the contents of the materials pertaining to your Performance Units, you should obtain independent professional investment advice.

(f) You agree to repatriate all payments under this Agreement (or, to the extent that that your Units are replaced by an award payable in Shares, cash attributable to Shares you acquire), to the extent required under any applicable legal requirements, such as foreign exchange rules and regulations in your country of residence or country of employment.

(g) Your Performance Units are subject to the Company’s performance-based compensation recoupment policy (which currently covers only officers or officer-equivalent employees of the Company and its Affiliates) in effect from time to time.

(h) Regardless of any action the Company or any Affiliate takes with respect to any or all tax withholding (including social insurance contributions and payment on account obligations, if any), you acknowledge that the ultimate liability for all such taxes is and remains your responsibility (or that of your beneficiary or estate) and that neither the Company nor any Affiliate makes any representations or undertakings regarding the treatment of any tax withholding in connection with any aspect of any of your Performance Units, including the grant or payment on account of the Performance Units, and that neither the Company nor any Affiliate commits to structure the terms of the grant of or any aspect of any Performance Units to reduce or eliminate your (or you estate’s or any heir’s) liability for such tax. You agree to take any and all actions as may be required to comply with your personal tax obligations.

(i) If you are resident and/or employed in a country that is a member of the European Union, this Agreement is intended to comply with the provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Equal Treatment Rules”). To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement are invalid or unenforceable, in whole or in part, under the Equal Treatment Rules, the Administrator, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

(j) You agree that this Agreement and any other documents related to the Plan or your Performance Units are to be presented to you in English. If any such document is translated into a language other than English, the English version will control.

(k) The collection, processing and transfer of your personal data is necessary for the Company’s administration of the Plan, this Agreement and your Performance Units. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by any Affiliates or the Company, and others who provide them services related to your Performance Units (“Service Providers”), for the exclusive purpose of implementing, administering and managing your participation in the Plan. In accepting this agreement, you acknowledge that:

(1) the Affiliates and the Company hold certain personal information about you, including, but not limited to, your name, home address, telephone number, date of birth, social insurance number or other identification number, employee identification number, salary, nationality, job title, or shares of stock or directorships held in Affiliates and the Company, details of all Performance Units awarded, forfeited, on which payment has been made, and/or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”);

(2) the Affiliates, the Company, and Service Providers will transfer Data amongst themselves as necessary for the implementation, administration and management of the Plan, that these recipients may be located in your country, the European Economic Area, the United States, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country, that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative and you authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party;

(3) Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan, including but not limited to any applicable retention period necessary for effective or lawful administration of the Plan;

(4) you may, at any time, exercise your rights under law, to obtain confirmation as to the existence of the Data, verify the content, origin and accuracy of the Data, request the integration, update, amendment, deletion or blockage (for breach of applicable laws) of the Data, and oppose, for legal reasons, the collection, processing or transfer of the Data that is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in it. You may seek to exercise these rights by contacting your local human resources manager; and

(5) you are not obligated to consent to the collection, use, processing and transfer of Data. However, if you refuse to grant consent under this Section 12 by failing to accept this

Agreement you will not receive any Performance Units pursuant to this Agreement, and if you subsequently withdraw your consent under this Section 12 you will forfeit all of your Performance Units. You may contact your local human resources representative for more information on the consequences of your refusal to consent or withdrawal of consent.

(l) In accepting this Agreement, you acknowledge that:

(1) the Plan and this Agreement are each established voluntarily by one or more of the Company and its Affiliates, and that each is discretionary in nature and may be modified, suspended or terminated at any time, as provided in the Plan and this Agreement, respectively;

(2) the grant of your Performance Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Performance Units, or benefits in lieu of Performance Units, even if Performance Units have been granted repeatedly in the past;

(3) all decisions with respect to future Performance Units grants, if any, will be at the discretion of the Committee or Administrator, including, but not limited to, the timing of any grants, the number of Performance Units and vesting provisions;

(4) your participation in the Plan is voluntary;

(5) the Performance Units are an extraordinary item which is outside the scope of your employment contract, if any;

(6) the Performance Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, Termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments;

(7) the Performance Unit grant will not be interpreted to form an employment contract or relationship with any Affiliate or the Company, and you are not an employee of the Company;

(8) the future Closing Price of Common Stock is unknown and cannot be predicted with certainty;

(9) to the fullest extent permitted by law, no claim or entitlement to compensation or damages arises from termination of the Performance Units or diminution in value of the Performance Units and you irrevocably release the Company and each Affiliate from any such claim that may arise; and

(10) in the event of your Termination, neither your eligibility, nor any right to receive Performance Units, nor any period within which payment may be made on account of your Performance Units, if any, will be extended beyond the period specified under this Agreement by any notice period mandated under law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of your Termination, your right to payment on account of your Performance Units, if any, will not be extended by any notice period mandated under law.

(m) The Administrator may impose other requirements as a condition of your Performance Units, to the extent the Committee or Administrator determines, in its discretion, that such other requirements are necessary or advisable in order to comply with law or facilitate the operation or administration of this Agreement, your Performance Units, or the Plan. To the extent the Administrator determines in its discretion that you are required to execute any document or undertaking for this purpose, you agree to do so.

13. Amendments. The Administrator has the exclusive right to amend this Agreement as long as the amendment is consistent with the Plan. The Administrator will give written notice to you (or, in the event of your death, to your estate) of any amendment as promptly as practicable after its adoption.

14. Additional Terms.

(a) You acknowledge that, subject to the terms of Section 14(d) of this Agreement, the obligation to make each payment due under this Agreement, if any, shall be the obligation of the Global Affiliate or, if different, the Paying Affiliate rather than the Global Affiliate. To the extent the Global Affiliate is aware that you are subject to United States income taxation at the time a payment is due, the Paying Affiliate shall be incorporated in the United States or a jurisdiction that has a comprehensive tax treaty with the United States. The obligation to make payments under this Agreement shall be unfunded and unsecured. In no event shall the Company be obligated to make payments due under this Agreement. The Global Affiliate and you agree and acknowledge that, to the extent consistent with applicable law, neither the Performance Units, this Agreement, the Plan nor any rights, obligations, terms and conditions set forth therein or in connection therewith, constitute securities, negotiable instruments, or derivatives instruments or transactions.

(b) Payments pursuant to Section 3 will be made in your then-current payroll currency (or another currency of your choosing) at a reasonable US currency exchange rate chosen in good faith by the Administrator or the Paying Affiliate. Otherwise, any payment due to you will be made in your then-current payroll currency (or other currency of the Administrator or Paying Affiliate’s choosing) at a United States currency exchange rate determined by the Administrator or the Paying Affiliate in their discretion.

(c) To the extent any separate or additional consideration is necessary under applicable law to effectuate the parties’ intentions to be bound by the terms of this Agreement, you agree to pay US$1.00 (One Dollar 00/100 currency of the United States of America) to the Global Affiliate, which shall not be refundable to you.

(d) Notwithstanding anything in this Agreement to the contrary, the Administrator may, at any time prior to payment for your Performance Units, in its sole discretion, find that the Company or an Affiliate has made an award to you intended to substitute for the Performance Units (including but not limited to a contingent right to acquire Common Stock), and that such substitute award is subject to such material terms and conditions that are no less favorable than the material terms and conditions governing your Performance Units and that provide for the same timing for payment as apply to your Performance Units. Upon such a finding, the Administrator may, in its sole discretion, cancel your Performance Units in light of that substitute award without additional compensation to you.

15. Post-Employment Terms Applicable to Insiders and Executive Officers.

(a) The terms of this Section 15 shall apply if you are an Insider or an “executive officer” of the Company under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, at any time during the Performance Period, notwithstanding any other terms of this Agreement, other than Section 3, to the contrary. If a Change of Control occurs prior to the finding described in Section 15(b), any applicable terms of Section 3 will supersede the terms of this Section 15. For purposes of this Section 15, “Insider” means someone subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

(b) If the Committee reasonably finds that, at any time during the Performance Period, whether during your employment with the Company and its Affiliates or thereafter, you directly or indirectly owned any interest in, managed, controlled, participated in, consulted with, or rendered services, as an officer, director, employee, partner, member, consultant, independent contractor or agent, to any person or entities currently engaged in business activities which compete (or will compete based on the anticipated plans of the Company at the time of your employment termination) with the business of MetLife in the United States of America, United Arab Emirates, Hong Kong (Special Administrative Region of the People’s Republic of China), Argentina, United Kingdom and/or in any other country in which MetLife conducts business or has plans to conduct business during your employment or as of the date your employment terminated, then, to the maximum extent permissible by law:

(1) your Performance Units will be immediately forfeit; and

(2) to the extent that Section 2(e) applies to you, you will forfeit any right to any payment under Section 2(e), or the terms of your separation agreement pursuant to Section 2(f), not yet paid to you.

(c) Notwithstanding the terms of Section 11 to the contrary, this Section 15 will be construed in accordance with and governed by the laws of the State of New York, regardless of the law that might be applied under principles of conflict of laws.

IN WITNESS WHEREOF, the Global Affiliate has caused its duly authorized officer to execute, and you have executed, this Agreement effective on the Grant Date.

[COMPANY	EMPLOYEE

By:
Signature
Signature

Name
Date

Title

Performance Factor Appendix 1

to Performance Unit Agreement

Operating Return on Equity Performance Factor Guidelines
	Below Threshold	Threshold	Between Threshold and Target	Target	Between Target and Maximum	Maximum	Above Maximum

Performance Result	0% - 79%	80%	81% - 99%	100%	101% - 119%	120%	121	% +

Performance Factor	0%	25%	For each 1% the performance result is above 80%, add 3.75% to the threshold performance factor of 25%.	100%	For each 1% the performance result is above 100%, add 3.75% to the target performance factor of 100%.	175%	175%

Guideline Examples
Performance Result	Performance Factor
79%	0%
80%	25%
85%	43.75%
90%	62.50%
95%	81.25%
100%	100%
110%	137.50%
115%	156.25%
120%	175%
125%	175%

Performance Factor Appendix 2

to Performance Unit Agreement

Total Shareholder Return Peer Companies
Aegon NV	Legal & General Group
Aflac Inc.	Lincoln National Corp.
AIA Group	Manulife Financial Corp.
Allianz SE	Ping An Insurance Group
Allstate Corp	Principal Financial Grp Inc.
American International Group	Prudential Financial Inc.
Assicurazioni Generali SPA	Prudential PLC
Aviva PLC	Travelers Cos. Inc.
AXA	Unum Group
Dai-Ichi Life Insurance Co. Ltd.	Zurich Financial Services
Hartford Financial Services

Total Shareholder Return Performance Factor Guidelines
	Below Threshold	Threshold	Between Threshold and Target	Target	Between Target and Maximum	Maximum	Above Maximum
Performance Result	0 - 24th %tile	25th %tile	26th - 49th %tile	50th %tile	51st - 87.4th %tile	87.5th %tile	87.6th - 99th %tile
Performance Factor	0%	25%	For each %tile the performance result is above the 25th %tile, add 3% to the threshold performance factor of 25%.	100%	For each %tile the performance result is above the 50th %tile, add 2% to the target performance factor of 100%.	175%	175%

Guideline Examples
Performance Result	Performance Factor
24th %tile	0%
25th %tile	25%
30th %tile	40%
40th %tile	70%
50th %tile	100%
60th %tile	120%
70th %tile	140%
80th %tile	160%
87.5th %tile	175%
99th %tile	175%

.